Exhibit 23.2


          Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated May 26, 2006, pertaining to the NTL Incorporated 2006 Stock Incentive Plan of our reports dated February 28, 2006, included in NTL Holdings Inc.'s (formerly known as NTL Incorporated) Annual Report (Form 10-K) for the year ended December 31, 2005, with respect to the consolidated financial statements and schedules of NTL Holdings Inc. and NTL Investment Holdings Limited, NTL Holdings Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NTL Holdings Inc., filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
London, England
May 26, 2006